Exhibit 10.1

English Translation of Employment Agreement

China Valves Technology, Inc. (hereinafter referred to as “Party A” or “Company”), intends to employ Jianbao Wang (hereinafter referred to as “Party B”) in accordance with the State’s relevant laws, regulations and rules on labor issues. Based on the principles of equality, volunteer, and consultation, both Parties enter into this Agreement to establish employment relationship and specify both Parties’ rights and obligations for mutual abidance.

1.	Term

This Agreement starts on October 11, 2010. Unless one party terminates the Agreement pursuant to the terms of this section, the term of the Agreement is three years. If no party gives a thirty-day notice prior to the termination of the Agreement, the Agreement will be automatically extended for one more year. The Agreement is at will and either party may terminate the Agreement with or without cause. In the event that either Party intends to terminate this Agreement, it shall notify the other Party in writing or by email thirty (30) days in advance.

2.	Duties

(1) The position of Party B is CEO (Chief Executive Officer). Party B’s working duties include:

A. responsible for daily operation of the Company;

B. improve manufacturing, marketing, sales, technological innovation and quality control of all of the subsidiaries;
C. set up strategies to expand into the international market;
D. set up strategies for acquisitions and build a better platform for the Company in the capital market; and
E. improve the Company’s corporate governance and establish corporate culture.

(2) During the contract term, Party A will possibly assign Party B for other positions.

3.	Working Time, Confidentiality and Non-competition Agreement

(1) During the contract term, Party B shall be a full-time employee of Party A.

(2) Party B shall keep all the business activities and trade secret of Party A confidential and shall not disclose to any third parties without permission of Party A.

(3) Party B agrees, during the contract term and within two (2) years after the expiration of the contract term, not to engage in any business which will compete with the business activities of Party A and not to join in any companies which compete with Party A.

4.	Leaves

During the contract term, Party B shall enjoy the statutory public holidays specified by laws.

5.	Remuneration

Annual salary: RMB 1,000,000 base salary
The base salary may be raised based on Party B’s performance and upon approval of the board of directors.
Year-end Bonus: to be determined by Compensation Committee (or the Board of Directors)
Date for paying the remuneration: the first day of every month
Method of payment for the remuneration: payment in RMB.

6.	Stock Options

To be determined by Compensation Committee (or the Board of Directors).

7.	Insurance and Welfares

(1) During the contract term, both Party A and Party B shall contribute various social security funds, such as insurance for pension, unemployment and work accidents. Meanwhile, Party A shall periodically notify Party B of the contribution of the social insurance funds.

(2) In the event that Party B suffers any diseases or work-related injuries during the contract term, the salary for Party B during its sick leaves, the disease relief fees and the fees for medical treatment for Party B shall be implemented according to the standard which shall not be lower than the State’s mandatory standard.

(3) During the period which the Company stops its operation and production due to the reasons not attributable to Party B, the benefits for various leaves, social insurances and medical treatment which Party B may enjoy according to the relevant regulations shall remain unchanged.

(4) The other social welfares and benefits which Party B may enjoy shall be implemented according to the rules and regulations promulgated by Party A according to law.

8.	Labor Discipline, Punishments and Awards

Party B shall abide by various rules and regulations promulgated by Party A according to law. Party A is entitled to examine, supervise, review, punish and award Party B for Party B’s performance to those rules and regulations.

9.	Mediation and Arbitration

The disputes arising from the performance of this Agreement shall be resolved first through consultation. In the event that the disputes can not be resolved through consultation, the disputes can be resolved through mediation by the Disputes Mediation Commission where Party A is located or through arbitration by the Labor Disputes Arbitration Commission where Party A is located within sixty (60) days after the disputes have arose. If not satisfied with the arbitration awards, either Party may institute a lawsuit with the people’s court where Party A is located within fifteen (15) days after receiving the arbitration awards.

10.	Amendment

Any amendment to this Agreement shall not take into effect before the amendment is signed and recognized in writing by both Parties.

11.	Governing Law

This Agreement shall be governed by the laws of the People’s Republic of China. During the contract term, in case of any discrepancy between the articles of this Agreement and the provisions of the law, the latter shall prevail.

Because Party A is an American public listing company, after conclusion of this Agreement, Party A is obliged to file an 8-K report on hiring Party B to SEC. Party B shall also be obliged to provide Party A any materials required for filing 8-K report. Meanwhile, all the behaviors and activities of Party B, as CEO of Party A, shall also be supervised and governed by SEC.

Party A or Representative (Signature or Seal)	Party B(Signature or Seal)
Signature:/s/ Siping Fang	Signature: /s/ Jianbao Wang
Date: October 11, 2010	Date: October 11, 2010